Exhibit 107

Calculation of Filing Fee Table

Form S-1

BioAge Labs, Inc.

Table 1 — Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	Rule 457(a)	575,000	$18.00	10,350,000	$0.00014760	1,528

	Total Offering Amounts					10,350,000	—	1,528

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	1,528

(1)

Represents 575,000 additional shares of common stock being registered, including 75,000 additional shares to cover the underwriters’ option to purchase additional shares in full. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (333-281901).

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the Securities Act). The Registrant previously registered 12,075,000 shares of its common stock with an aggregate offering price not to exceed $229,425,000 on a Registration Statement on Form S-1, as amended (File No. 333-281901), which was declared effective by the Securities and Exchange Commission on September 25, 2024. In accordance with Rule 462(b) under the Securities Act, an additional amount of shares having a proposed maximum aggregate offering price of $18.00 are hereby registered, which includes the additional shares that the underwriters have the option to purchase.